EMPLOYMENT AGREEMENT
                             --------------------

     AGREEMENT, dated as of February 27, 2002 (the "Effective Date") by and among PANAMERICAN BEVERAGES, INC., a company organized under the laws of the Republic of Panama (together with its successors and assigns, the "Company"), PANAMCO, L.L.C., a limited liability company organized under the laws of the State of Delaware (together with its successors and assigns, "Panamco") and CRAIG D. JUNG (the "Executive").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Company and Panamco desire to employ the Executive and to enter into an agreement embodying the terms of such employment;

     WHEREAS, the Executive desires to accept employment with the Company and Panamco, subject to the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

     1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.


     2. Term. The term of the Executive's employment hereunder (the "Term") shall be for a period commencing on March 18, 2002 (the "Commencement Date") and ending March 17, 2005, provided, however, that the Term shall thereafter be automatically and indefinitely extended for additional one-year periods unless either the Company or the Executive gives the other written notice at least six (6) months prior to the then-scheduled date of expiration of the Term that such Party is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 11 below. Non-renewal shall not be considered a termination for Cause.

     3.   Positions, Duties and Location.

          (a) During the Term, the Executive shall serve as President and Chief Operating Officer of the Company and Panamco and shall be a member of the Board of the Company. The Executive shall report solely and directly to the Chairman of the Board and the Chief Executive Officer (the "CEO") of the Company; provided, however, that if the Chairman of the Board is not the CEO, the Executive shall report directly to the Chairman of the Board. The Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving as President and/or Chief Operating Officer


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in a corporation of the size and nature of the Company or Panamco, as the case may be. Effective December 31, 2002, the Chief Financial Officer of the
Company shall report directly to the Executive.

          (b) During the Term, the Executive shall devote substantially all of his business time and efforts to the affairs of the Company and Panamco; provided that nothing herein shall preclude the Executive from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations as reasonably permitted by the Board (which permission has been given to the one board the Executive is currently serving
on), (ii) engaging in other charitable activities and community affairs and
(iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities hereunder.

          (c) During the Term, the Executive's principal office, and principal place of employment, shall be in the Miami, Florida area or such other place that the Executive consents to in writing.

     4. Base Salary. Executive shall receive an annual base salary of $650,000 ("Base Salary"), which shall be paid in accordance with the customary payroll practices of Panamco, but in no event less frequently than monthly. During the Term, the Executive's Base Salary shall be reviewed at least annually by the Compensation Committee of the Board ("Compensation Committee") and may be increased from time to time as shall be determined by the Compensation Committee. After any such increase, the term "Base Salary" as utilized in this Agreement shall thereafter refer to the increased amount. Base Salary shall not be reduced at any time without the express written consent of the Executive.

     5. Bonus. During the Term, the Executive shall be eligible to receive an annual performance-based bonus award ("Bonus") with a target of no less than sixty percent (60%) of Executive's then current Base Salary ("Target Bonus") pursuant to the terms and conditions of Company's and/or Panamco's annual incentive plan. During the Term, the Executive's Target Bonus shall be reviewed at least annually by the Compensation Committee and may be increased from time to time as shall be determined by the Compensation Committee. After any such increase, the term "Target Bonus" as utilized in this Agreement shall thereafter refer to the increased amount.

          For calendar year 2002, Executive's Bonus shall not be less than the Target Bonus pro-rated from the Commencement Date until December 31, 2002. The Executive shall be paid his Bonus when other senior executives of the Company are paid their annual bonuses, but in no event later than ninety (90) days after the end of the bonus period for which it is payable.

     6.   Sign-on Arrangements.

     (a) Cash Sign-on Bonus. On the first payroll distribution date after the Commencement Date, Panamco shall pay the Executive $125,000.


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     (b) Stock Option Grant. On the Commencement Date, the Company shall grant the Executive under the Company's Equity Incentive Plan a ten-year option to purchase 175,000 shares of the Company's common stock. The exercise price shall be the Fair Market Value (as defined in the Equity Incentive Plan) on the date of grant and the option shall vest over three (3) years, with 1/3 of the shares underlying the option vesting on the first, second and third anniversaries of the date of grant. The option shall be granted substantially in the form of the stock option award agreement attached hereto as Exhibit B.

     7. Equity and Long-Term Incentive Awards. During the Term, the Executive shall be eligible to participate in the Company's Equity Incentive Plan and any other equity or long-term incentive plans of the Company and/or Panamco on at least as favorable basis as other similarly-situated executives. In any event, the Executive shall be granted an annual stock option award, to be made at the same time other equity awards are granted to other similarly-situated executives, to purchase no less than 150,000 shares of the Company's common stock, with all such awards to be made on the same terms and conditions as the initial award in Section 6(b) above. All stock option awards shall be granted substantially in the form of the stock option award agreement attached hereto as Exhibit B.

     8. Retirement and Savings Plans and Supplemental Pension Benefit.

     (a) Retirement and Savings Plans. The Executive shall be eligible to participate in all pension (including any 401(k) plan), savings, profit-sharing and deferred compensation plans presently and hereinafter offered by Company and/or Panamco to its senior executives, subject to general eligibility and participation provisions set forth in such plans or otherwise provided herein.

     (b) Supplemental Pension Benefit. The Company will establish a supplemental executive retirement plan or purchase an annuity by December 31, 2002 pursuant to which Executive shall, commencing at age 62, be entitled to receive a supplemental pension benefit (the "Supplemental Pension Benefit"), with annual payments equal to the product of (a) the Executive's number of full and partial years of service (taking into account any additional years of service credited pursuant to Section 11 below), (b) the average of the three
(3) highest years of Base Salary and Bonus earned in respect of the fiscal years preceding the year in which the Executive's employment is terminated (provided that if the Executive has not worked for three (3) full years, it shall be the average of the Base Salary and Bonus earned for the years during the Term preceding the year in which the Executive's employment is terminated) and (c) 1.75%. The Supplemental Pension Benefit as so determined shall be subject to offset for amounts payable under any other defined benefit pension plans of the Company or Panamco, but shall not be offset for amounts payable under the 401(k) or any deferred compensation plan of the Company or Panamco unless the Executive receives, on or after the Commencement Date, any Company or Panamco contributions (including employer-matching contributions or employer non-elective contributions), in which case only the amounts attributable to such employer contributions shall be offset against the Supplemental Pension Benefit. Any offset shall be determined based on actuarial equivalence using the same assumptions as are contained in Panamco's qualified plan, or if such assumptions are not available, based on the


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applicable mortality table and applicable interest rate (as defined in Section
417(e)(3)(A)(ii) of the Code) for the second month prior to the month in which the Supplemental Pension Benefit payments commence, and the same assumptions with respect to the timing and frequency of payments.

     The Supplemental Pension Benefit shall vest after three (3) years of service (including any deemed service pursuant to Section 11 below). The normal form of the Supplemental Pension Benefit shall be a joint and 75% survivor annuity for the Executive and his spouse. No reduction in the annual amount of the retirement portion of the Supplemental Pension Benefit shall be made on account of the spousal survivor benefit. The Supplemental Pension Benefit shall be paid in monthly installments and shall commence on the first day of the first month following the Executive's 62nd birthday.

     If the Executive dies prior to commencement of the receipt of payments of the Supplemental Pension Benefit, the Executive's surviving spouse shall be entitled immediately to commence receiving monthly payments for her lifetime which are equal to the amount she would have been entitled to receive had the Executive terminated employment at or after age 62 and commenced receipt of his Supplemental Pension Benefit on the day immediately prior to his death, provided that the amount any such benefit shall be determined as of the Executive's date of death..

     9.   Employee Benefits and Perquisites.

     (a) Employee Benefits. During the Term, the Executive and his eligible dependents shall be eligible to participate in all employee benefit programs applicable to senior executives generally, including medical/dental and hospitalization plans, life insurance, short- and long-term disability programs (as described below), accidental death and dismemberment protection (as described below) and travel accident insurance, in each case at a level, and on terms and conditions consistent with his positions and no less favorable than those provided to other senior executives. In any event, the Executive shall be entitled to (i) a disability benefit amount under Panamco's long-term disability plan (which is the lesser of 60% of his Base Salary or $10,000 per month) (ii) Accidental Death and Dismemberment coverage up to six
(6) times Base Salary and Target Bonus; (iii) permanent and total disability coverage of three (3) times Base Salary and Target Bonus; and (iv) Panamco-paid life insurance with a benefit amount of at least three (3) times his Base Salary and Target Bonus determined as of each January 1st during the Term, provided that the combined premiums that Panamco shall pay for the benefits in clause (i) and (ii) shall not exceed $25,000 per year (which such amount being adjusted annually by a standard cost of living adjustment). If requested by Panamco, the Executive shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable Panamco to obtain any of the foregoing insurance coverage for the benefit of the Executive, or, if desired by the Panamco, any additional life insurance for the benefit of Panamco. The Executive shall be entitled to not less than four (4) weeks' paid vacation per year.

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     (b)  Perquisites. During the Term, the Executive shall be entitled to perquisites on the same basis as made available to other (non-expatriate) senior executives of the Company and/or Panamco. In any event, Executive shall receive an automobile allowance of $15,000 per year, with $1,250 paid monthly (with no gross-up for tax liabilities), (ii) reimbursement for the costs associated with one country club membership of the Executive's choice consisting of membership and initiation fees (up to $70,000, provided that upon the termination of his employment, the Executive shall promptly resell the membership and, upon receipt of the initiation fees, return such fees to Panamco) and annual dues (up to $10,000 per year), (iii) up to $5,000 per year for tax and financial planning and advice and (iv) up to $5,000 per year for an annual executive physical.

     10.  Reimbursement of Business Expenses and Relocation.

          (a) The Executive shall be promptly reimbursed for all reasonable business expenses incurred by him, subject to documentation in accordance with the Company's policy.

          (b) The Executive shall be entitled to reimbursement of costs reasonably incurred in relocating him and his family from Lutherville, Maryland to his new principal place of employment in the Miami, Florida area, as follows:

          (i) home sales assistance pursuant to which Panamco will reimburse the Executive for his (a) brokerage commission equal to 6% of the sales price of his current residence, (b) all reasonable legal and closing costs associated with such sale and (c) up to $100,000 to cover any loss the Executive may incur if the sales price of the residence is less than $770,000;

          (ii) rental costs up to $18,000 for an appropriate apartment in the Miami area, chosen by Executive, for three months after the Commencement Date;

          (iii) reasonable costs for (x) temporary living expenses, including meals and lodging, pending the rental of the apartment referenced in clause (ii), (y) one round trip for Executive and his wife to Miami to arrange for living accommodations (including business-class airfare, taxis, meals and lodging), and (z) during the first three months after the Commencement Date, one round trip every week between Maryland and Miami for either Executive or his wife, at his election (including business-class airfare, taxis, meals and lodging);

          (iv) up to $25,000 of reasonable expenses incurred in connection with moving household goods and automobiles;


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


          (v) up to $10,000 in storage costs for household goods for up to 12 months; and

          (vi) up to $10,000 for the fees associated with obtaining a mortgage (including any points charged in connection with such mortgage) and the broker's fees and closing costs incurred by Executive in purchasing a new residence in the Miami, Florida area.

          All taxable payments or reimbursements required pursuant to this
Section 10(b) that do not have a corresponding deduction shall be grossed up for Federal, state, local and foreign tax purposes (i.e., Panamco will pay Executive an amount in respect of any such taxable payment or reimbursement that, after all Federal, state, local and foreign taxes on such amount, shall be equal to such payment or reimbursement). In the event of a subsequent relocation of the Company's principal offices to a new location outside the Miami, Florida area, to which he consents, the Executive shall be reimbursed for expenses for relocation of his residence on the same basis as provided above in this Section 10(b).

     11.  Termination of Employment.

          (a) Termination Due to Death. In the event that the Executive's employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to:

          (i)  Base Salary through the Termination Date;

          (ii) a pro-rata Bonus for the year of death, based on the Target Bonus for the year of death, payable when the bonus is paid to other executives, but in no event later than 90 days after the end of such year;

          (iii) accelerated vesting of (A) any outstanding stock options, each option (including already vested options) to remain exercisable for 36 months following the Termination Date and (B) any other equity awards (if any) not yet vested at the Termination Date;

          (iv) subject to vesting, the survivor benefit payable under Section 8(b) above;

          (v) any amounts earned, accrued or owing to the Executive but not yet paid; and

          (vi) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company, Panamco and their Affiliates.

          (b) Termination Due to Disability. In the event that the Executive's employment hereunder is terminated due to Disability, he shall be entitled to:

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          (i)  Base Salary through the Termination Date;

          (ii) disability benefits in accordance with the long-term disability program and other disability benefits described in Section 9(a) above;

          (iii) a pro-rata Bonus for the year of termination, based on the Target Bonus for the year of termination, payable when the bonus is paid to other executives, but in no event later than 90 days after the end of such year;

          (iv) accelerated vesting of (A) any outstanding stock options, each option (including already vested options) to remain exercisable for 36 months following the Termination Date and (B) any other equity awards (if any) not yet vested at the Termination Date;

          (v) continued participation for 12 months in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare plans and programs in which he and his eligible dependents were participating on the Termination Date, provided, however, that in the event that any of the benefit plans do not permit his continued participation, Panamco shall provide him with the economic equivalent on an after-tax basis;

          (vi) subject to vesting, the Supplemental Pension Benefit in accordance with Section 8(b) above;

          (vii) any amounts earned, accrued or owing to the Executive but not yet paid; and

          (viii) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company, Panamco and their Affiliates.

No termination of the Executive's employment hereunder for Disability shall be effective unless the Party terminating his employment first gives 30 days' written notice of such termination to the other Party.

          (c) Termination by the Company for Cause, Voluntary Termination by the Executive or Termination upon Non-Renewal of the Term.

          (i) In the event the Executive is terminated by the Company for Cause, the Executive voluntarily terminates his employment (other than upon death, Disability or a Constructive Termination without Cause) or the Company terminates the Executive's employment by providing a notice of non-renewal in accordance with Section 2 above, the Executive shall be entitled to:

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          (a)  Base Salary through the Termination Date;

          (b) forfeiture of any unvested stock options, and any other unvested equity awards (if any), if not vested by the Termination Date;

          (c)  90 days in which to exercise any vested options;

          (d) subject to vesting, the Supplemental Pension Benefit in accordance with Section 8(b) above;

          (e) any amount earned, accrued or owing to the Executive but not yet paid; and

          (f) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company, Panamco and their Affiliates.

A voluntary termination of his employment by the Executive shall not be a breach of this Agreement; provided, however, if the Executive voluntarily terminates his employment prior to the first anniversary of the Commencement Date to accept employment with another entity, the Executive agrees to pay Panamco an amount equal to 50% of the signing bonus in Section 6(a) above and 50% of the relocation costs incurred by Panamco pursuant to Section 10(b) above.

          (ii) No termination of the Executive's employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this Section 11(c)(ii) shall first have been complied with. The Executive shall be given written notice by the Board, with such notice stating in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have at least fifteen (15) days after receipt of such notice to fully cure such alleged violation. If he fails to cure such alleged violation within such fifteen
(15)-day period, the Executive shall then be entitled to a hearing before the Board. If after such hearing, the Board gives written notice to the Executive confirming that a majority of the members of the Board voted after the hearing to terminate him for Cause, the Executive's employment shall thereupon be terminated for Cause.

          (d) Termination Without Cause or Constructive Termination without Cause. In the event that (x) the Executive's employment hereunder is terminated by the Company and/or Panamco (other than upon death, upon Disability in accordance with Section 11(b) above or for Cause in accordance with Section 11(c)(ii) above), or (y) a Constructive Termination Without Cause occurs, the Executive shall be entitled to:

          (i)  Base Salary through the Termination Date;

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          (ii) a pro-rata Bonus for the year of termination, based on the
               Target Bonus for the year of termination, payable when the bonus is paid to other executives, but in no event later than 90 days after the end of such year;

          (iii) an amount equal to two (2) times the Executive's Base Salary, at the annualized rate in effect on the Termination Date, payable in 24 equal monthly installments commencing promptly (but not more than 15 days) after the Termination Date;

          (iv) an amount equal to two (2) times the Bonus, based on the Target Bonus for the year of termination, payable in 24 equal monthly installments commencing promptly (but not more than 15 days) after the Termination Date;

          (v) accelerated vesting of (A) any outstanding stock options, each option (including already vested options) to remain exercisable for 12 months following the Termination Date and (B) any other equity awards (if any) not yet vested at the Termination Date;

          (vi) continued participation in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare plans and programs in which he and his eligible dependents were participating on the Termination Date (not including any disability plan) until the earlier of (x) the end of the 18-month period following the Termination Date or (y) the date, or dates, that he receives like coverages and benefits under the plans and programs of a subsequent employer (determined on a benefit by benefit basis), provided, however, that in the event that any of the benefit plans do -------- not permit his continued participation, Panamco shall provide him with the economic equivalent on an after-tax basis;

          (vii) relocation benefits to a location of the Executive's choice within the United States up to $50,000;

          (viii) the Supplemental Pension Benefit pursuant to Section 8(b) above, with for all purposes, such benefit determined based on the sum of actual service and deemed service, where deemed service is equal to the lesser of (a) two (2) years or (b) the years remaining in the Term after the Termination Date;

          (ix) any amounts earned, accrued or owing to the Executive but not yet paid; and

          (x) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company, Panamco and their Affiliates.

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          (e) No Mitigation/No Offset. In the event of any termination of the
Executive's employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company and/or Panamco under this Agreement. Except in the case of a termination of the Executive's employment for Cause pursuant to Section 11(c)(ii) above, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or other benefit earned or received by the Executive after such termination or on account of any claim that the Company, Panamco or any of their Affiliates may have against him. In all cases, offset shall be permitted for any amounts that are then due or owing by the Executive to the Company and/or Panamco or which the Executive is required to repay to the Company or Panamco under this or any other Agreement). In no event, including a termination of the Executive's employment for Cause, shall the Supplemental Pension Benefit provided for in Section 8(b) above be subject to offset for any reason, including, but not limited to, on account of any claim that the Company, Panamco or any of their Affiliates may have against him.

     12. Change in Control.

          (a) Entitlements. Upon a Change in Control (as defined in the Equity Incentive Plan), any outstanding stock options shall vest and shall remain exercisable in accordance with the Equity Incentive Plan and other equity awards (if any) shall fully vest. In the event of any termination of the Executive's employment upon or following a Change in Control (as defined herein), the Executive shall continue to have the entitlements provided for in
Section 11 above.

          (b) Parachute Payment Protection. In the event that any payment or benefit made or provided to or for the benefit of the Executive in connection with this Agreement or his employment with the Company and/or Panamco or the termination thereof (a "Payment") is determined to be subject to any excise tax ("Excise Tax") imposed by Section 4999 of the Code (or any successor to such Section), Panamco shall pay to the Executive, prior to the time any Excise Tax is due in respect of such Payment (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The amount and timing of any payment shall promptly be determined by an independent accounting firm selected by the Parties and paid for by the Company.

     13. Indemnification.

          (a) If the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company, Panamco or any of their Affiliates or is or was serving at the request of the Company, Panamco or any of their Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, consultant or representative of another Person, or if any Claim is

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made, or is threatened to be made, that arises out of or relates to the
Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless (and shall be entitled to prompt advancement of expenses, including without limitation attorneys' fees and other charges of counsel) in each case to the fullest extent provided under the Company's and/or Panamco's By-Laws, Articles of Incorporation (or, in the case of Panamco, its limited liability company's agreement or other similar corporate document), and officers' and directors' liability insurance policies and programs.

          (b) During the Term and for a period of six years thereafter, a directors' and officers' liability insurance policy (or policies) shall be kept in place providing coverage to the Executive that is no less favorable to him in any respect (including without limitation, with respect to scope, exclusions, amounts, and deductibles) than (x) the coverage then being provided to any other present or former senior executive or director of the Company and/or Panamco and (y) the coverage provided to him as of the Commencement Date.

     14. Confidentiality. The Executive hereby agrees that, other than in the ordinary course of performing his duties for the Company or any Affiliate, he shall not divulge to any person or entity other than the Company or any Affiliate, without the Company's express written authorization, any information constituting trade secrets or proprietary information belonging to the Company, or other confidential information, including operating budgets, strategic plans, or research methods, projects or plans of the Company, received by him in the course of his employment by the Company or in connection with his duties with the Company ("Confidential Information"). Anything herein to the contrary notwithstanding, the provisions of this
Section 14 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that, unless otherwise prohibited by law and provided such information is not related to any illegal activities of the Company, the Executive shall provide Company with immediate notice of any such requested or required disclosure and shall fully cooperate with the Company in any effort to prevent or otherwise contest such disclosure, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive's violation of this Section 14.

     15.  Non-Competition and Non-Solicitation.

          (a) Upon the termination of the Executive's employment, for a period of two (2) years following the Termination Date, the Executive shall not provide services, as an employee, officer, consultant or director of, to any company or other entity primarily engaged in the carbonated soft drink, juice or water business in the same geographic areas as the Company ("Competitor"), provided that the Executive may provide such services to any division,


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subsidiary or Affiliate of such a company or entity if the Executive does not have direct responsibility for any carbonated soft drink, juice or water business. Notwithstanding the foregoing, the Executive may serve as an employee, officer, consultant or director of any company or other entity that provides investment, financial or consulting services to a Competitor, provided that the Executive does not have direct responsibility for or direct involvement in the provision of any such advice or services to such Competitor.

          (b) Upon the termination of the Executive's employment, for a period of two (2) years following the Termination Date, the Executive shall not without the prior written consent of the Chairman of the Board, directly or indirectly solicit for employment, either for himself or on behalf of any company or other entity in which he is an officer, director, employee or consultant, any employee of the Company or any Affiliate, provided that nothing in this Section 15(b) shall prohibit the Executive from providing employment or personal references for any such employee.

          (c) Executive acknowledges and confirms that (a) the restrictive covenants contained in this Section 15 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Section 15 (including without limitation the length of the term of the provisions of this Section 15) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 15 will not cause him any undue hardship, financial or otherwise. Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 15. Executive further acknowledges that the restrictions contained in this Section 15 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

          (d) In the event that a court of competent jurisdiction shall determine that any provision of this Section 15 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 15 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

          (e)  If the Executive shall be in violation of any provision of this
Section 15, then each time limitation set forth in this Section 15 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 15 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

     16. Assignability; Binding Nature.

          (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

          (b) No rights or obligations of the Company and/or Panamco under this Agreement may be assigned or transferred by the Company or Panamco, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other combination, reconstruction or amalgamation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company and Panamco as set forth in this Agreement. In the event of any merger, consolidation, other combination, reconstruction or amalgamation, or sale or liquidation of business and assets as described in the preceding sentence, the Company shall, if deemed to be in the best interest of the Company, use its best efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company and Panamco hereunder.

          (c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 20(d) below.

     17. Representations.

          (a) Subject to ratification by the Board on March 1, 2002, the Company represents and warrants that, to the best of its knowledge and belief,
(i) it will be fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

          (b) Panamco represents and warrants that, to the best of its knowledge and belief, (i) it is fully authorized by action of its governing body (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of Panamco, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

          (c) The Executive represents and warrants that, to the best of his knowledge and belief, (i) delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound and
(ii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     18. Resolution of Disputes. Any Claim arising out of or relating to this Agreement, any other agreement between the Executive and the Company, Panamco or any of their Affiliates, or the Executive's employment with the Company or Panamco or the termination thereof (collectively, "Covered Claims") shall be resolved by binding arbitration, to be held in the city in which the Company's principal offices are then located, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section 18. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties shall be responsible for their own costs and expenses, including, without limitation, attorneys' fees. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall, except to the extent that the arbitrator(s) otherwise expressly provide, continue to receive all payments and benefits due under this Agreement or otherwise. The foregoing notwithstanding, in the event of any actual, threatened or suspected breach by any Party, the non-breaching Party shall be entitled to obtain injunctive and such other equitable relief with respect to such breach.

     19. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person or (b), provided that a written acknowledgment of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days' advance notice given in accordance with this Section 19) or (c), in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as the Company shall have specified by ten days' advance notice given in accordance with this Section 19), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 19.

If to the Company or
Panamco:                General Counsel
                        Panamco, LLC

                        701 Waterford Way
                        Suite 800
                        Miami, Florida 33126
                        Fax:  (786) 388-8191

If to the Executive:    The address of his principal residence as it
                        appears in the Company's records, with a copy to him
                        (during the Term) at his office in the Miami, Florida area.

If to a beneficiary
of the Executive:       The address most recently specified by the Executive
                        or beneficiary.

     20. Miscellaneous.

          (a) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, term sheets, discussions, negotiations and undertakings, whether written or oral, between them relating to the subject matter of this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company, Panamco or any of their Affiliates, the provisions of this Agreement shall control.

          (b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing and that is signed by the Executive and by an authorized officer of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

          (c) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          (d) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

          (e) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of the Company, Panamco or any of their Affiliates for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreement with the Company, Panamco or any of their Affiliates.

          (f) Company Guarantee. The Company unconditionally guarantees the liabilities and obligations of Panamco under this Agreement when due and owing and agrees if Panamco fails, for any reason, to fully satisfy or discharge its liabilities, obligations and duties under this Agreement, the Company shall fully satisfy or discharge such liabilities, obligations and duties without delay. Notwithstanding the references herein to the Company and Panamco, the Executive shall not be entitled duplicative benefits on a benefit by benefit basis.

          (g) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          (h) Survivorship. Except as otherwise set forth in this Agreement, to the extent necessary to carry out the intentions of the Parties hereunder the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment.

          (i) Withholding Taxes. Panamco may withhold from any amounts or benefits payable under this Agreement taxes that are required to be withheld pursuant to any applicable law or regulation.

          (j) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

          (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be valid and binding for all purposes.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                 PANAMERICAN BEVERAGES, INC.


                                 By:
                                    -------------------------------------------
                                       William G. Cooling
                                       Chairman and Chief Executive Officer



                                 PANAMCO, L.L.C.



                                 By:
                                    -------------------------------------------
                                       William G. Cooling
                                       Chief Executive Officer



                                 The Executive

                                 By:
                                    -------------------------------------------
                                          Craig D. Jung

                                                                     EXHIBIT A

                                  DEFINITIONS

          a. "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

          b. "Agreement" shall mean this Employment Agreement, which includes for all purposes its Exhibits.

          c.   "Board" shall mean the board of directors of the Company.

          d.   "Cause" shall mean:

               (i) the Executive is convicted of any crime under United States Federal, state or local law involving moral turpitude, fraud, embezzlement or dishonesty; or

               (ii) in carrying out his duties, the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Company, unless he believed in good faith that such action or non-action was in, or not opposed to, the best interests of the Company.

          e. "Change in Control" shall mean the occurrence of any of the following events:

     (i) any "person" (other than under any employee benefit plan of the Company and excluding any shareholders (including indirectly through the Voting Trust) of the Company on the Commencement Date), as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under such Act, of 50% or more of the securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

     (ii) the majority of the Board of Directors consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Employment Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

     (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

     (iv) the sale of all or substantially all of the assets of the Company;
          or

     (v) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders with Voting Stock immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50.1% of the Voting Stock of the reorganized, merged or consolidated company's then outstanding voting securities.

For purposes of the Change in Control definition, "the Company" shall include any entity that succeeds to all or substantially all of the business of the Company and "Voting Stock" shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

          f. "Claim" shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

          g. "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

          h. "Constructive Termination Without Cause" shall mean a termination by the Executive of his employment hereunder by providing 30 days' written notice, describing the basis for the termination, to the Company following the occurrence of any of the following events without his express prior written consent:

     (i) a material diminution in the Executive's duties; or assignment to him of duties that are materially inconsistent with his duties or materially impair his ability to function as President and Chief Operating Officer of the Company and/or Panamco (or in any other position the Executive is appointed to);

     (ii) the failure to elect or reelect the Executive to the Board of Directors of the Company;

     (iii) any reduction in the Executive's then current Base Salary or target bonus opportunity as a percentage of Base Salary; or any material diminution of the benefits provided to him under the Company's and/or Panamco's benefit plans or the perquisites enjoyed by him;

     (iv) a change in the reporting structure so that the Executive no longer reports directly to the Chairman and Chief Executive Officer of the Company (except to the extent he himself is appointed to one or both of those positions);

     (v) William Cooling is not the Chief Executive Officer and the Executive is not appointed his successor;

     (vi) relocation of the Executive's principal place of employment to a location other than the United States or, if his principal place of employment shall have been relocated with his consent outside the United States, his relocation to a location other than such country;

     (vii) any other material breach by the Company and/or Panamco of any provision of this Agreement; or

     (viii) the failure of the Company to obtain the assumption in writing of its or Panamco's obligations under this Agreement by any successor to all or substantially all of the business or assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction.

There shall be no Constructive Termination without Cause if the Company shall have fully cured all grounds for such termination within 30 days after the Executive gives notice thereof.

          i. "Disability" shall mean the Executive's inability, due to physical or mental incapacity, substantially to perform his duties and responsibilities under the Employment Agreement for a period of 270 consecutive days as determined by a medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

          j.   "Parties" shall mean the Company, Panamco and the Executive.

          k. "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

          l. "Proceeding" shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.

          m.   "Termination Date" shall mean:


     (i) in the case of death, the date of death;

     (ii) in the case of Disability, 30 days after the written notice is given as specified in Section 11(b) above;

     (iii) in the case of a termination by the Company for Cause, the date the Executive receives the notice as specified in Section 11(c)(ii) that a majority of the members of the Board voted after the hearing to terminate him for Cause;

     (iv) in the case of a voluntary termination, the last day of the Executive's employment;

     (v) in the case where the Executive's employment is terminated by the Company after providing a notice of non-renewal in accordance with Section 2 of the Agreement, the end of the Term; and

     (vi) in the case of a Constructive Termination without Cause, 30 days after the Executive gives the notice provided in this Exhibit A, subclass (h), unless the Company has fully cured all alleged grounds for such termination within 30 days after the Executive gives such notice.

                                                                     EXHIBIT B

                          PANAMERICAN BEVERAGES, INC.

           STOCK OPTION AWARD AGREEMENT (NONSTATUTORY STOCK OPTION)



This Stock Option Award Agreement (the "Agreement") is entered into effective on the Date of Grant (as set forth in Section 1 below) pursuant to the Panamerican Beverages, Inc. Equity Incentive Plan (the "Plan"). The Compensation Committee administering the Plan has approved Craig D. Jung (the "Optionee") to receive the following grant of a nonstatutory stock option ("Stock Option") to purchase shares of the Class A Common Stock of Panamerican Beverages, Inc. (the "Corporation"), on the terms and conditions set forth below which Optionee accepts and agrees to:

     1. Stock Option Granted:

        No. of Shares Subject to Option: 175,000

        Date of Grant:                   March 18, 2002

        Vesting Commencement Date:       First anniversary of the Date of Grant.
        Exercise Price Per Share
        (U.S. dollars):                  Fair Market Value (as defined in the
                                         Equity Incentive Plan on
                                         the Date of Grant)

        Expiration Date:                 10th anniversary of the Date of Grant

Unless otherwise noted, capitalized terms not defined herein shall have the meanings specified in the employment agreement between the Optionee and the Corporation dated February 27, 2002 (the "Employment Agreement").

     2. The Stock Option is granted pursuant to the Plan to purchase the number of shares of common stock of the Corporation specified in Section 1 hereof (the "Shares"). The Stock Option shall expire, and all rights to exercise it shall terminate on the Expiration Date, except that the Stock Option may expire earlier as provided in herein or the Plan. The Number of Shares subject to the Stock Option granted hereunder shall be adjusted as provided in the Plan. This Stock Option is intended by the Corporation and the Optionee to be a Nonstatutory Stock Option and does not qualify for any special tax benefits to the Optionee and is not subject to Section 6(g) of the Plan.

     3. The Stock Option shall be exercisable in all respects in accordance with the terms of this Agreement and, to the extent not inconsistent herewith, the terms of the Plan.

     4. Optionee shall have the right to exercise the Stock Option in accordance with the following schedule:

        (a) Except as provided below, 1/3 of the Shares under the Stock Option shall vest on each anniversary of the Date of Grant.

        (b) In the case of a Change in Control (as defined in the Plan), the Shares shall vest and remain exercisable in accordance with the Plan.

        (c) In the event the Corporation terminates the Optionee without Cause or a Constructive Termination without Cause occurs, any unvested Shares under this Stock Option shall vest on the Termination Date and all vested Shares shall remain exercisable for 12 months following the Termination Date.

        (d) In the event of the Option's death or Disability, any unvested Shares under the Stock Option shall vest on the Termination Date and all vested Shares shall remain exercisable for 36 months following the Termination Date.

        (e) In the event the Optionee voluntarily terminates his employment with the Corporation (other than upon death, Disability or a Constructive Termination without Cause) or the Optionee's employment is terminated by the Corporation for Cause or in the case of any termination upon non-renewal, any Shares not vested under the Stock Option as of the Termination Date shall be cancelled and all vested Shares shall remain exercisable for 90 days following the Termination Date.

        (f) In the event the Optionee retires, the Stock Option shall vest and remain exercisable as provided in the Plan.

The right to exercise the Stock Option shall be cumulative. Optionee may buy all, or from time to time any part, of the maximum number of Shares which are exercisable under the Stock Option, but in no case may Optionee exercise the Stock Option with regard to a fraction of a Share, or for any Share for which the Stock Option is not exercisable.

     5. The Optionee agrees to comply with all laws, rules, and regulations applicable to the grant and exercise of the Stock Option and the sale or other disposition of the common stock of the Corporation received pursuant to the exercise of such Stock Option.

     6. All shares issued upon exercise of any vested shares under the Stock Option shall be duly authorized and when issued upon such exercise, shall be validly issued, fully paid and non-assessable. The Company shall use reasonable efforts to cause the Shares to be: (a) registered for sale by the Company to Optionee under Federal and state securities law so long as the shares may not be freely sold in the absence of such registration and (b) listed, or otherwise qualified, for trading in the United States on each national securities exchange or national securities market system on which the Class A Common Stock of the Corporation is listed or qualified.

     7. The Corporation represents and warrants that to its knowledge (a) it is fully authorized by its Board or the Compensation Committee of the Board (and of any person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (b) the execution, delivery and performance of this Agreement by the Corporation does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Corporation or any agreement among holders of its shares and (c) upon the execution and delivery of this Agreement by the Corporation, this Agreement shall be the valid and binding obligation of the Corporation, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     8. Optionee understand and agrees that he may be restricted by the Corporation from exercising any of the vested shares under this Agreement to the extent necessary to comply with insider trading or other provisions of Federal or state securities laws or Company policy.

     9. Any dispute or disagreement arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with Section 18 of the Employment Agreement. Notwithstanding the foregoing, any dispute or disagreement which shall arise under, as a result of, or in any way relate to the interpretation, construction or administration of the Plan shall be determined in all cases by the Compensation Committee of the Board.

     10. (a) This Agreement is personal to Optionee and, except as otherwise provided in this Section 10 or the Plan, shall not be assignable by Optionee otherwise than by will or the laws of descent and distribution, without the prior written consent of the Corporation. This Agreement shall inure to the benefit of and be enforceable by Optionee's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. It shall not be assignable by the Corporation except in connection with the sale or other disposition of all or substantially all of the assets or business of the Corporation.

     11. All notices and other communications relating to this Agreement shall be given as provided in Section 19 of the Employment Agreement.

     12. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only be a written instrument executed by Optionee and the Corporation. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

     13. The grant of Stock Option and all terms and conditions related thereto, including those of the Plan, shall be governed by the laws of the State of Florida, without reference to principles of conflict of laws. Except as specifically set forth herein, this Option is subject to the terms and conditions of the Plan and in the event there is a conflict between the Plan as from time to time in effect and the terms and conditions in this Agreement, the Plan shall govern.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the date and year written above.

                                         PANAMERICAN BEVERAGES, INC.



                                         ___________________________________
                                         By:      William G. Cooling
                                                  Chairman and Chief Executive
                                                  Officer

                                         ___________________________________
                                         By:      Craig D. Jung